Exhibit 99.1
For Immediate Release
American Axle & Manufacturing
Regains Compliance with NYSE Listing Standard
Detroit, Michigan, June 4, 2009 — American Axle & Manufacturing Holdings, Inc. (AAM), which is traded as AXL on the New York Stock Exchange (NYSE), announced that AAM was notified by the NYSE that it has regained compliance with NYSE’s continued listing standards.
The NYSE received approval from the Securities and Exchange Commission (SEC) for a pilot program, effective retroactively to May 12, 2009, that lowers the continued listing thresholds related to average market capitalization and stockholders’ equity to $50 million. As of May 12, 2009, AAM’s 30-day average market capitalization was $83 million. AAM is in compliance with the NYSE continued listing standards.
AAM is a world leader in the manufacture, engineering, design and validation of driveline and drivetrain systems and related components and modules, chassis systems and metal-formed products for trucks, sport utility vehicles, passenger cars and crossover utility vehicles.  In addition to locations in the United States (Michigan, New York, Ohio and Indiana), AAM also has offices or facilities in Brazil, China, Germany, India, Japan, Luxembourg, Mexico, Poland, South Korea, Thailand and the United Kingdom.
Certain statements contained in this press release which are not historical facts contain forward-looking information with respect to the Company’s plans, projections or future performance, the occurrence of which involves risk and uncertainties that could cause the company’s actual results or plans to differ materially from those expected by the company which include risk factors described in the Company’s filings with the Securities and Exchange Commission.
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For additional information:

Renee B. Rogers	Christopher M. Son
Manager, Corporate Communications and Media Relations	Director, Investor Relations and Corporate Communications
(313) 758-4882	(313) 758-4814
renee.rogers@aam.com	chris.son@aam.com
Or visit the AAM website at www.aam.com